MADISON INVESTMENT ADVISORS, INC.
MADISON SCOTTSDALE, LC
MOSAIC FUNDS
MOSAIC EQUITY TRUST, MOSAIC INCOME TRUST AND
MOSAIC TAX-FREE TRUST

CODE OF ETHICS

Effective July 2002

Statement of General Principles.

All Advisory Employees have a duty at all times to place the monetary interests of clients and mutual fund shareholders before their own. In the conduct of their own personal securities transactions and financial affairs, Advisory Employees must act in accordance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee's position of trust and responsibility toward our clients. Advisory Employees must strive to avoid even the appearance of impropriety. Advisory Employees must never take inappropriate advantage of their position and must avoid any situation that might call into question their exercise of fully independent judgment.

2. Securities Trading Accounts

Advisory Employees may maintain one or more accounts with a broker dealer.

Initial Holdings Reports. No later than 10 days after employment, each Advisory Employee must provide an initial holdings report to the Compliance Department, Madison/Mosaic, 8777 N. Gainey Center Drive, Suite 220, Scottsdale, AZ 85258 that contains the following:

The title, number of shares and principal amount of each security owned (except Exempt Securities) either directly or beneficially;

The name and address of your broker/dealer or bank where you maintain your securities account; and

The date you submit your report.

Alternatively, you may provide your most recent brokerage statement(s) (together with any confirms of transactions occurring since the date of the statement(s)) to satisfy the Initial Holdings Report requirement.

Quarterly Transaction Reports. You must arrange for your broker to provide duplicate quarterly statements and duplicate transaction confirmations to the Compliance Department, Madison/Mosaic, 8777 N. Gainey Center Drive, Suite 220, Scottsdale, AZ 85258.

3. Unrestricted Securities Activities of Advisory Employees

You may purchase and sell shares of open-end investment companies ("mutual funds") without restriction for your personal accounts. These are considered Exempt Securities.

You may purchase and sell money market securities without restriction for your personal accounts. These are considered Exempt Securities.

You may purchase and sell direct obligations of the U.S. government without restriction for your personal accounts. These are considered Exempt Securities.

(i) You may purchase and sell up to 250 shares of New York Stock Exchange or NASDAQ Stock Exchange traded securities of companies that have a market capitalization of at least $10 billion and up to 500 shares of New York Stock Exchange or NASDAQ Stock Exchange traded securities of companies that have a market capitalization of at least $100 billion; or

(ii) You may purchase and sell securities of companies that have an average daily trading volume of at least 5 million shares and a market capitalization of at least $5 billion provided that transactions do not exceed the lesser of 1/20th of 1% of the outstanding stock of such company or $50,000.

Note, however, that our Rules on Insider Trading prohibit you from buying securities if you are in possession of material inside information. If, for example, you know that we plan to trade a large block of one of these exempt securities (because, maybe, you were at the Investment Committee Meeting where the trade decision was made), your trade in advance of our client or mutual funds could result in a violation of these rules. Also, if you were to engage in a pattern of trading in this manner (i.e. more than an isolated instance of trading before Madison trades on behalf of clients or mutual funds), you will violate this Code.

Note also that these are NOT considered Exempt Securities, so although you need not preclear any transaction in these securities, you are still required to report them through duplicate confirmations and quarterly statements.

You may purchase and sell major index-related securities (S&P 500 Index or Dow Jones Industrial Average Index, Mid-Cap 400 Index, Russell 2000 Index, Fortune 500 Index, ISDEX, etc.). These are NOT considered Exempt Securities, so although you need not preclear any transaction in these securities, you are still required to report them through duplicate confirmations and quarterly statements.

SPECIAL CLEARANCE RULE FOR ACCESS PERSONS: The exemptions contained in paragraph d of this section are not necessarily available to Access Persons. Access Persons must contact the preclearance officer before making any trades in securities held in or being considered for purchase by clients/mutual fund portfolios. After you contact the preclearance officer, he will let you know whether the firm will be making any major purchases or sales for clients or whether any mutual fund will be trading in a security. This means you must notify the preclearance officer before you make ANY trade (unless, of course, you have previously identified the security to the preclearance officer as one that you will "actively trade" and you have obtained preclearance as described in paragraph a of section 4 below). You may not trade until the preclearance officer has provided you with one of the following three responses: (i) he may preclear your trade as provided in paragraph a of section 4 below (this will generally be the case for securities not held by any client/mutual fund portfolio); (ii) he may deny you permission to trade in a security for a specified period; or (iii) he may instruct you that the firm will not be making any major purchases or sales in such security and no mutual fund will be trading in the security so that you can rely on the paragraph d exemptions above to trade for the next week. Your permission to trade under the paragraph d exemptions is available for only a week and you must contact the preclearance officer to determine whether you can continue to rely on the paragraph d exemptions for another week to engage in any subsequent transactions.

4. Restrictions on Personal Investing Activities by Advisory Employees and Access Persons.

You must preclear all securities trades not described in section 3 above and provide duplicate confirmations for all securities transactions to the Compliance Department detailing, at a minimum, the date of the transactions, the title and the number of shares, the principal amount of each security involved, the nature of the transactions (purchase, sale, etc.), the price at which the transaction was effected and the name of the broker, dealer or bank with or through whom the transaction was effected. To the extent any information is not contained in the duplicate confirmations, such information must be contained in the duplicate quarterly (or more frequent) statements provided to the Compliance Department. Preclearance must be done by a designated investment officer at Madison based on the determination of whether a security has traded, will trade or is under consideration by a client or mutual fund. The preclearance officer shall document oral preclearance, which documentation shall be forwarded to the Compliance Department for verification against broker confirms and quarterly statements.

For purposes of documenting preclearance of certain trades by "active traders" (for purposes of this Code of Ethics, an "active trader" is one who frequently buys or sell the same securities or options thereon), you must preclear the first trade in the actively traded security (or options thereon) and indicate to the preclearance officer that such security (or its options) will be actively traded. The preclearance officer shall maintain a list of "actively traded securities" and alert you when continued active trading of any actively traded security must be discontinued.

Unless you have precleared your trade as an "actively traded security", you must complete your transaction within a week of preclearance. If you do not complete your transaction within a week, you must obtain a new preclearance before you trade.

You are prohibited from acquiring any securities in an initial public offering. This does not preclude the acquisition of securities in an initial public offering by the spouse or family member provided (i) such spouse or family member is employed by the company making the offering and (ii) he or she is offered the securities as a bona fide employee benefit. Also, you are not prohibited from acquiring any securities in an initial public offered through promotional means (Internet giveaway, etc.) if you have not provided any money or services in exchange for receiving such promotional securities.

You must obtain permission in advance of any acquisition of securities in a private placement. To the extent you have participated in a private placement, you must disclose that investment to the compliance officer and the Madison preclearance officer in the event a client or mutual fund is considering investment in that issuer. Independent investment personnel with no personal interest in the issuer must approve any subsequent decision to purchase securities of that issuer.

You may not purchase or sell a security which, to your knowledge or information, is under consideration as an acquisition or sale by a client or any mutual fund or is in the process of being acquired or sold for a client or mutual fund until 5 trading days (normally 7 calendar days) before or after all such purchases or sales of the security are completed. All purchases and sales of securities not designated as unrestricted under Paragraph 3 above must be orally precleared with the designated officer. Jay Sekelsky is the designated preclearance officer for employees working in or for the Madison office and Elliot Kauffman is the preclearance officer for employees working in or for the Scottsdale office.

Each preclearance officer shall provide a copy of the preclearance log created to document preclearance to the compliance officer at least quarterly. The compliance officer shall review duplicate confirmation and brokerage statements promptly upon receipt and document such review by dating and initialing such confirmations and statements. Richard Mason is the compliance officer for both the Madison and Scottsdale offices.

5. Gifts.

You may not accept cash "gifts" or other cash compensation of any kind in connection with their employment from any person or entity other than your employer. You may accept non-cash gifts (such as food, flowers, etc.) provided the value of such gifts do not exceed $100 per person per year and you may accept an occasional meal, ticket to a sporting event or theater, or comparable entertainment.

6. Director Service.

Access Persons are discouraged from serving on the Boards of Directors of publicly traded corporations. If an Access Person serves on the Board of Directors of any corporation being considered for purchase by a client or mutual fund, such Access Person shall not participate in any investment decision regarding that corporation's securities. This may preclude our clients or mutual funds from ever investing in the securities of such corporation while the Access Person serves on its Board of Directors.

7. Annual Review and Affirmations.

The Boards of Trustees of Mosaic Funds shall annually review this Code and any procedures developed hereunder for compliance with Rule 17j-1. Mosaic Funds shall prepare for the Board an annual written report that:

a.  Describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about:

  material violations of the Code;
  sanctions imposed in response to the material violations; and
  waivers of Code provisions or restrictions and reasons for any such waiver, demonstrating that such waivers did not permit an Access Person or Advisory Employee to engage in any fraud.

b.  Certifies that each Mosaic Fund, Madison Investment Advisors, Inc., Madison Mosaic, LLC, Madison Scottsdale, LC and Mosaic Funds Distributor, LLC has adopted procedures reasonably necessary to prevent Access Persons and Advisory Employees from violating this Code.

All Advisory Employees shall annually (i) affirm their understanding of this Code, (ii) confirm that they maintain no personal securities accounts other than those for which duplicate statements are being provided to the compliance department.

8. Definitions.

Access Person. As used in this Code, the term "Access Person" shall mean any trustee, officer, general partner, or advisory person of the Funds. An advisory person generally refers to all Advisory Employees involved in the portfolio management function, including portfolio managers and securities analysts. The list of all Access Persons is maintained in the Funds Compliance Manual.

The trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person because he is a trustee of the Funds but who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act of 1940, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Funds, should have known that, during the 15-day period immediately before or after any security transaction, such security is or was purchased or sold by the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor.

In addition, the trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person with respect to transactions held in any account over which the person has no direct or indirect influence or control.

Funds. As used in this Code, the term "Funds" shall mean Mosaic Government Money Market, Mosaic Equity Trust, Mosaic Income Trust, Mosaic Tax-Free Trust and the individual portfolios thereunder, if any, collectively or individually, while the term "mutual funds" shall mean the Funds and any other registered investment companies advised or subadvised by Madison Investment Advisors, Inc., Madison Mosaic, LLC or Madison Scottsdale, LC.

Advisory Employees. As used in this Code, the term "Advisory Employees" means you and the family members who live in your home. It also means all employees and officers of Madison Investment Advisors, Inc., Madison Scottsdale, LC, the Funds, Mosaic Funds Distributor, LLC and Madison Mosaic, LLC.

Exempt Securities. As used in this Code, the term "Exempt Securities" means direct obligations of the US Government, bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end mutual funds.